Exhibit 99.(a)(2)

Value Line Larger Companies Fund, Inc.

ARTICLES OF AMENDMENT

Value Line Larger Companies Fund, Inc., a Maryland corporation (hereinafter the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Incorporation of the Corporation, dated January 6, 1972 and amended on June 3, 1976, April 19, 1984 and June 1, 2006 (collectively, the "Articles"), are hereby amended, effective on or shortly after March 27, 2015, by striking out Article II and inserting in lieu thereof the following:

                The name of the Corporation is Value Line Larger Companies Focused Fund, Inc.

SECOND: The amendment of the Articles as hereinabove set forth has been duly approved by the board of directors of the Corporation.

IN WITNESS WHEREOF, Value Line Larger Companies Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President or one of its Vice Presidents and attested by its Secretary on the 23rd day of March, 2015.

We, the undersigned Present and Secretary of the Corporation, swear under penalties of perjury that the foregoing is a corporate act.

Value Line Larger Companies Fund, Inc.

/s/ Mitchell Appel
Mitchell Appel
President

Attest:

/s/ Emily Washington
Emily Washington
Secretary